Exhibit 21.1

List of Subsidiaries of NET Power Inc. as of March 10, 2025

Name                     Jurisdiction of Incorporation or Organization
NET Power Operations LLC                     DE
NET Power Intermediate LLC                     DE
NET Power, LLC                             DE
NET Power Atlas, LLC                         DE
NET Power Canaveral, LLC                     DE
NET Power Europe LTD                     United Kingdom
NET Power Friendship 7, LLC                     DE
NET Power Services, LLC                         DE
NET Power Technology, LLC                     DE
NET Power Management Holdings Inc.                DE
NET Power Management LLC                    DE
Beta Power Holdings LLC                        DE
Beta Power Holdings A LLC                    DE
Beta Project A LLC                            DE
Net Power Canada Ltd.                     Canada